Exhibit 99.1

July 27, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE SECOND QUARTER AND THE FIRST HALF OF 2007

“Santa Lucia Bancorp is reissuing its earnings release for the results of the quarter and six months ended June 30, 2007, to correct an error in the Selected Financial information table included in the release in the column of that table related to the three months ended June 30, 2007.  The correction affects the reported results for the three month period in the table and in the narrative of the earnings release originally issued on July 23, 2007.  The Company is reissuing the release in its entirety to avoid any confusion.”

Highlights for the quarter ending June 30, 2007 and for the first six months of 2007:

•                  Earnings for the six months ending June 30, 2007 were $1,591,971 compared to $1,605,988 for the same period in 2006.

•                  Fully diluted earnings per share were $0.78 for the six months ending June 30, 2007 compared to $0.80 per share for the like period in 2006.  For the three months ending June 30, 2007 fully diluted earnings per share were $0.38 compared to $0.40 for the like period in 2006.

•                  Net interest income was $6,500,000 for the six months ending June 30, 2007 compared to $6,483,000 for the same period in 2006.  Net interest income declined 2.47% to $3,205,000 from $3,286,000 for the respective quarters ending June 30, 2007 and 2006.

•                  Total deposits grew to $213,715,000 as of June 30, 2007 compared to $211,708,000 as of June 30, 2006.

•                  Return on Average assets decreased 4.55% to 1.32% from 1.38% for the six-month periods ending June 30, 2007 and June 30, 2006 respectively.  This compares to 1.28% for the quarter ending June 30, 2007 compared to 1.37% for the quarter ending June 30, 2006.

•                  Credit quality continues to be strong with delinquent and non-accrual loans standing at $560,355, for the period ending June 30, 2007 compared to $500,000 as of June 30, 2006.  The Allowance for Loan Losses to Total Loans increased to 1.07% as of June 30, 2007 compared to 0.94% as of June 30, 2006.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company’s earnings were relatively stable for the six-month period ending June 30, 2007 at $1,592,000 compared to $1,606,000 for the period ending June 30, 2006, which represents a 0.87% decline.  Net Income for the quarter ending June 30, 2007 declined 4.91% to $774,000 compared to $814,000 for the quarter ending June 30, 2006.  The decline in the second quarter income was due to a $269,000 or 36.0% increase in interest bearing deposit expense coupled with a $35,000 or 33.0% increase in other borrowing expense.  This represents a 2.50% reduction in earnings per share on a fully diluted basis to $0.78 compared to $0.80 for the six months ending June 30, 2007 and 2006 respectively.  Earnings per share on a fully diluted basis decreased by 5.00% to $0.38 per share for the quarter ending June 30, 2007 compared to $0.40 per share for the same period in 2006.

The company’s return on average equity (ROE) and return on average assets (ROA) for the second quarter of 2007 was 15.63% and 1.28% respectively compared to 19.31% and 1.37%, respectively for the second quarter of 2006.  For the first half of 2007, ROE and ROA were 16.21% and 1.32% respectively compared to 19.36% and 1.38%, respectively for the first half of 2006.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 63.1% as of June 30, 2007 compared to 60.3% as of June 30, 2006.  This was due to the increase in non-interest expenses, primarily salaries and benefits, which exceeded the increases in total income.

“We are confident that we will continue to improve on the Company’s performance as we negotiate through these changing economic times.  We are seeing the results of our ongoing business development efforts in both the loan and deposit areas,” said Larry H. Putnam, President and Chief Executive Officer.

LOAN GROWTH AND CREDIT QUALITY

We have seen some loan pay downs, primarily in the real estate segment of our loan portfolio.  Total net loans decreased 6.7% between June 30, 2007 and June 30, 2006 to $158,452,000.  $10,510,000 of the $11,376,000 decrease was in the Bank’s real estate loan portfolio, which correlates to the slow down in the real estate construction industry throughout our trade area.  The Bank has maintained the overall credit quality in the Company’s loan portfolio.  The Company had one non-accrual loan for $89,054 that has a 50% SBA guarantee on it as of June 30, 2007, compared to one loan for $500,000 as of June 30, 2006 that was on non-accrual.  The Bank has one credit for $471,301 that is in the 30-89 day past due category as of June 30, 2007 compared to zero loans past due as of June 30, 2006.

DEPOSIT GROWTH

We have seen a stabilization in our deposit base with total deposits increasing to $213,715,000 as of June 30, 2007 compared to $211,708,000 as of June 30, 2006, which represents a 0.95% increase.  We have seen the mix in our deposits change in part due to the current interest rate structure as well as strong competition for deposits in our market area and alternative investment opportunities available to consumers.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income increased to $6,500,000 as of June 30, 2007 compared to $6,483,000 as of June 30, 2006 or 0.26%.  The net interest income for the quarter ending June 30, 2007 was $3,205,000 compared to $3,286,000 for the quarter ending June 30, 2006, a reduction of 2.47%.  The net interest margin for the quarter ending June 30, 2007 was 6.00% compared to 6.26% for the quarter ending June 30, 2006, which represents a 4.15% decrease.  The net interest margin for the six months ending June 30, 2007 was 6.07% compared to 6.30% for a like period in 2006 and represents a 3.65% decrease.  The decrease in the net interest margin was primarily due to the rate on total interest bearing liabilities increasing 91 basis points from 2.37% as of June 30, 2006 to 3.28% as of June 30, 2007.

PROVISON FOR LOAN LOSSES

The Bank did not make any additions to the provision for loan losses in 2007.  The allowance for loan and lease losses as a percentage of total loans increased to 1.07% as of June 30, 2007 compared to 0.94% as of June 30, 2006 or 13.35%.  Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of June 30, 2007.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $19.9 million as of June 30, 2007 compared to $17.1 million as of June 30, 2006.  Total capital to risk weighted assets for the Bank increased to 14.10% as of June 30, 2007 compared to 12.58% as of June 30, 2006.  Tier I Capital to assets ratio increased to 9.77% as of June 30, 2007 from 8.72% as of June 30, 2006.

Effective April 28, 2006, the Company issued a series of Trust Preferred Securities in the amount of $5.0 million.  Of this $5.0 million, the Company contributed $3.0 million to the Bank and retained $2.0 million at the holding company level.  These securities are classified as long-term debt on the balance sheet.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank.  Tier I Capital increased 105 basis points between June 30, 2006 and June 30, 2007 and stands at 9.77%.  Total Capital to Risk weighted assets increased 152 basis points to 14.10% as of June 30, 2007 compared to 12.58% as of June 30, 2006.  As previously stated the Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2007	2006	Change	2007	2006	Change
	(in thousands, except share data and ratios) Unaudited			(in thousands, except share data and ratios) Unaudited
Summary of Operations:
Interest Income	$4,361	$4,138	5.39%	$8,774	$7,978	9.98%
Interest Expense	1,156	852	35.68%	2,274	1,495	52.11%
Net Interest Income	3,205	3,286	-2.47%	6,500	6,483	0.26%
Provision for Loan Loss	—	60	-100.00%	—	120	-100.00%

Net Interest Income After Provision for Loan Losses	3,205	3,226	-0.65%	6,500	6,363	2.15%
Noninterest Income	254	262	-3.05%	546	519	5.20%
Noninterest Expense	2,199	2,134	3.05%	4,447	4,221	5.35%

Income Before Income Taxes	1,260	1,354	-6.94%	2,599	2,661	-2.33%
Income Taxes	486	540	-10.00%	1,007	1,055	-4.55%

Net Income	$774	$814	-4.91%	$1,592	$1,606	-0.87%

Cash Dividends Paid	$385	$382	0.79%	$385	$382	0.79%

Per Share Data:
Earnings Per Share—Basic	$0.40	$0.43	-6.98%	$0.82	$0.84	-2.38%
Earnings Per Share—Diluted	$0.38	$0.40	-5.00%	$0.78	$0.80	-2.50%
Dividends	$0.200	$0.200	0.00%	$0.200	$0.200	0.00%
Book Value	$10.27	$8.95	14.75%	$10.27	$8.95	14.75%

Common Outstanding Shares:	1,936,294	1,915,397	1.09%	1,936,294	1,915,397	1.09%
(Adjusted for 4-for-1 stock split)

Statement of Financial Condition Summary:
Total Assets				$242,353	$237,401	2.09%
Total Deposits				213,715	211,708	0.95%
Total Net Loans				158,452	169,826	-6.70%
Allowance for Loan Losses				1,724	1,615	6.75%
Total Shareholders’ Equity				19,892	17,136	16.08%

Selected Ratios:
Return on Average Assets	1.28%	1.37%	-6.31%	1.32%	1.38%	-4.55%
Return on Average Equity	15.63%	19.31%	-19.04%	16.21%	19.36%	-16.30%
Net interest margin	6.00%	6.26%	-4.15%	6.07%	6.30%	-3.65%
Average Loans as a Percentage of Average Deposits	75.56%	78.61%	-3.88%	77.03%	78.20%	-1.50%
Allowance for Loan Losses to Total Loans	1.07%	0.94%	13.35%	1.07%	0.94%	13.83%
Tier I Capital to Average Assets—“Bank Only”		9.77%		9.77%	8.72%	12.04%
Tier I Capital to Risk-Weighted Assets—“Bank Only”		12.33%		12.33%	10.69%	15.34%
Total Capital to Risk-Weighted Assets—“Bank Only”		14.10%		14.10%	12.58%	12.08%